UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2015

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 19, 2015, Yahoo! Inc., a Delaware corporation (“Yahoo”), and Google Inc., a Delaware corporation (“Google”), entered into a Google Services Agreement (the “Services Agreement”). The Services Agreement is effective as of October 1, 2015 and expires on December 31, 2018. Pursuant to the Services Agreement, Google will provide Yahoo with search advertisements through Google’s AdSense for Search service (“AFS”), web algorithmic search services through Google’s Websearch Service, and image search services. The results provided by Google for these services will be available to Yahoo for display on both desktop and mobile platforms. Yahoo may use Google’s services on Yahoo’s owned and operated properties (“Yahoo Properties”) and on certain syndication partner properties (“Affiliate Sites”) in the United States (U.S.), Canada, Hong Kong, Taiwan, Singapore, Thailand, Vietnam, Philippines, Indonesia, Malaysia, India, Middle East, Africa, Mexico, Argentina, Brazil, Colombia, Chile, Venezuela, Peru, Australia and New Zealand.

Under the Services Agreement, Yahoo has discretion to select which search queries to send to Google and is not obligated to send any minimum number of search queries. The Services Agreement is non-exclusive and expressly permits Yahoo to use any other search advertising services, including its own service, the services of Microsoft Corporation or other third parties.

Google will pay Yahoo a percentage of the gross revenues from AFS ads displayed on Yahoo Properties or Affiliate Sites. The percentage will vary depending on whether the ads are displayed on U.S. desktop sites, non-U.S. desktop sites or on the tablet or mobile phone versions of the Yahoo Properties or its Affiliate Sites. Yahoo will pay Google fees for requests for image search results or web algorithmic search results.

Either party may terminate the Services Agreement (1) upon a material breach subject to certain limitations; (2) in the event of a change in control (as defined in the Services Agreement); (3) after first discussing with the other party in good faith its concerns and potential alternatives to termination (a) in its entirety or in the U.S. only, if it reasonably anticipates litigation or a regulatory proceeding brought by any U.S. federal or state agency to enjoin the parties from consummating, implementing or otherwise performing the Services Agreement, (b) in part, in a country other than the U.S., if either party reasonably anticipates litigation or a regulatory proceeding or reasonably anticipates that the continued performance under the Services Agreement in such country would have a material adverse impact on any ongoing antitrust proceeding in such country, (c) in its entirety if either party reasonably anticipates a filing by the European Commission to enjoin it from performing the Services Agreement or that continued performance of the Services Agreement would have a material adverse impact on any ongoing antitrust proceeding involving either party in Europe or India, or (d) in its entirety, on 60 days notice if the other party’s exercise of these termination rights in this clause (3) has collectively and materially diminished the economic value of the Services Agreement. Each party agrees to defend or settle any lawsuits or similar actions related to the Services Agreement unless doing so is not commercially reasonable (taking all factors into account, including without limitation effects on a party’s brand or business outside of the scope of the Services Agreement).

In addition, Google may suspend Yahoo’s use of services upon certain events and may terminate the Services Agreement if such events are not cured. Yahoo may terminate the Services Agreement if Google breaches certain service level and server latency specified in the Services Agreement.

In connection with the Services Agreement, Yahoo and Google have agreed to certain procedures with the Antitrust Division of the United States Department of Justice (the “DOJ”) to facilitate review of the Services Agreement by the DOJ, including delaying the implementation of the Services Agreement in the U.S. in order to provide the DOJ with a reasonable period of review.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/s/ Ronald S. Bell
	Name:	Ronald S. Bell
	Title:	General Counsel and Secretary

Date: October 20, 2015

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